( BW)(IL-SEREFEX)(SRFX) Serefex Names New President and Announces Stock Re-Purchase Plan

    Business Editors

     ROCKFORD, Ill.--(BUSINESS WIRE)--April 23, 2002--The Serefex (OTCBB:SRFX) Board of Directors announced today the appointment of Dave McKinney, age 41, as the new permanent president of the company. Mr. McKinney was responsible for the coordination and the merger between Tricomp Inc. and SpectraFAX Corporation and has been acting as temporary President for the past 90 days.
     The Board of Directors has also approved Mr. McKinney's plan to re-purchase up to $500,000 worth of company stock.
     "I am excited about the opportunity to grow an already successful company," says McKinney. "My first order of business will be to coordinate a stock repurchase program of Serefex Corporation's shares. After evaluating the company, its assets and its potential, I simply feel that our stock is significantly undervalued. I am delighted that the Board of Directors share my enthusiasm."
     Prior to becoming the president of Serefex, Mr. McKinney was associated with several communication-oriented companies. In addition, Mr. McKinney founded DynamicFax Corporation (currently DFI Corporation) in 1990 and was its president until 1997. DynamicFax, under Mr. McKinney's tenure, was a facsimile and phone service bureau with such clients as Walt Disney World, Associated Press, Motorola, LCI International (currently Qwest Communications), The Washington Post and The USA Today. In 1994, DynamicFax was awarded the Golden Phone Award for "Service Bureau of the Year" by InfoTech Magazine.

     This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the company to utilize the "safeharbor" provisions of the Private Securities Litigation Reform act of 1955, you are hereby cautioned, and the company hereby notes, that these statements may be affected by risk factors affecting the company generally, as well as those identified in the SpectraFAX Registration Statement on Form 10-SB with the Securities and Exchange Commission, and actual results could differ materially from the forward-looking statements. The company undertakes no obligations to update or revise any such forward-looking statements.

    CONTACT: Serefex
             Dave McKinney, 815/637-7600